                                                                   Rule 424(b)3
                                                       SEC File No.:  333-08659

                         ADVANCED TISSUE SCIENCES, INC.

                                    --------

                     SUPPLEMENT NO. 1 DATED AUGUST 29, 1997
                       TO PROSPECTUS DATED AUGUST 6, 1996


        This Supplement No. 1 is part of and should be read in conjunction with the Prospectus of Advanced Tissue Sciences, Inc., a Delaware corporation (the "Company"), dated August 6, 1996 ("Prospectus") relating to the resale of 275,000 shares of the Company's Common Stock by certain stockholders of the Company. Capitalized terms used but not defined in this Supplement No. 1 have the meanings given to them in the Prospectus. The information presented herein either supersedes and/or adds to similar information included in the Prospectus.

        The information contained in the table under the caption "Selling Stockholders" appearing on page 13 of the Prospectus is hereby amended and restated to indicate the number of shares being offered by the Selling Stockholders named below.

                                                                  Number of
                                             Number of             Shares        Percent of
                                        Shares Beneficially      Registered      Outstanding
Name of Selling Holders                      Owned(1)          for Sale Hereby     Shares
-----------------------                 -------------------    ---------------   -----------
Ramius Hatteras Partners, L.P.(2)            131,250                131,250           *
J.P. Morgan Ventures Corporation             100,000                100,000           *
Promethean Investment Group, L.L.C.           43,750                 43,750           *
                                             -------                -------
        Total                                275,000                275,000
                                             =======                =======

----------
 *  Less than 1% as of July 31, 1997.

(1) All shares of Common Stock of the Company shown as beneficially owned are issuable upon the exercise of outstanding warrants.

(2) Ramius Hatteras Partners, L.P. has agreed to purchase up to $50,000,000 shares of Common Stock of the Company at the Company's discretion pursuant to the Investment Agreement dated February 9, 1996 described below.


                                       1